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Exhibit 99.1


                                  UroMed Corporation
                                     64 A Street
                                  Needham, MA 02194
                          (781) 433-0033 Fax (781) 433-0032



FOR IMMEDIATE RELEASE
Contact                                            Contact:
Kristen Galfetti                                   Domenic Micale
Manager, Investor Relations                        Director of Finance
Tel: (781) 433-0033 Ext. 329                       Tel: (781) 433-0033 Ext 247


               UroMed Corporation Moves to Nasdaq SmallCap Market


         UroMed Corporation's common stock has moved from the Nasdaq National Market to the Nasdaq SmallCap Market via an exception from the Net Tangible Assets requirement of the Nasdaq Stock Market listing requirements.
         While the Company failed to meet this requirement as of October 14, 1998, the Company has been granted a temporary exception from this standard subject to the Company meeting certain conditions. In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market. The Company believes that it can meet these conditions; however, there can be no assurance that it will do so. If at some future date the Company's securities should cease to be listed on the Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board. For the duration of the exception, the Company's Nasdaq symbol will be URMDC.
         UroMed, founded in October 1990, is dedicated to establishing itself as a leader in the development of male and female healthcare products. UroMed has developed or acquired technology in three core areas: prostate cancer, urinary incontinence, and breast cancer. UroMed's direct hospital-based business lines include its CaverMap(TM) Surgical Aid, intended to aid physicians in preserving vital nerves during prostate cancer surgery, its
Iodine 123 prostate cancer brachytherapy seeds (not yet commercially available), its brachytherapy introducer needles, and its AlloSling and BEACON Technology System(TM), minimally invasive incontinence surgical line. UroMed's office-based continuum of continence care product lines include the Reliance Insert(R), the
INTROL(R) Bladder Neck Support Prosthesis, and the Impress (TM)Softpatch. In breast cancer screening, UroMed, through its Assurance Medical group, is developing its investigational BreastExam(TM), BreastCheck(TM) and Breast View
(TM) electronic palpation technology in order to aid physicians and patients in
the important mission of finding suspicious breast lumps earlier.   UroMed also
continues to dedicate resources to the development and/or acquisition of product lines that fit into UroMed's strategic platform.



INTROL(R) Bladder Neck Support Prosthesis and Reliance(R) Urinary Control Insert are registered trademarks of UroMed Corporation. Impress(TM) Softpatch, PelvicFlex(TM) Personal Trainer Video , BEACON Technology Syste(TM), BreastCheck(TM) BreastExam(TM) BreastView (TM) and CaverMaP(TM) Surgical Aid and AlloSling(TM) Fascia are trademarks of UroMed Corporation.